The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


         Subject to Completion, Pricing Supplement dated March 26, 2004

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 53 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                   Dated             , 2004
                                                                  Rule 424(b)(3)

                                   $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                                   ---------
                    % Exchangeable Notes due August 30, 2011
               Exchangeable for Shares of Class B Common Stock of
                                   NIKE, INC.

Beginning May 30, 2004, you will be able to exchange your notes for a number of shares of Nike Class B common stock, subject to our right to call all of the notes on or after April 30, 2005.

o    The principal amount and issue price of each note is $1,000.

o    We will pay interest at the rate of   % per year on the $1,000 principal
     amount of each note. Interest will be paid semi-annually on each August 30 and February 28, beginning August 30, 2004.

o Beginning May 30, 2004 you will have the right to exchange each note for shares of Nike Class B common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment for certain corporate events relating to Nike. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

     o If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all of the notes that you hold.

o We have the right to call all of the notes on or after April 30, 2005. If we call the notes on any day from and including April 30, 2005 to and including the maturity date, we will pay the call price of $1,000,
     provided that if the value of        shares of Nike Class B common stock
     based on the closing price on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you shares of Nike Class B common stock per note. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of Nike Class B common stock rather than the $1,000 call price in cash.

o    If you hold the notes to maturity, we will pay $1,000 per note to you on
     the maturity date, provided that if the value of       shares of Nike Class
     B common stock based on the closing price on August 25, 2011 is equal to or greater than $1,000, then your right to exchange the notes for Nike Class
     B common stock will be automatically exercised. You will not be entitled to receive any accrued but unpaid interest on the notes upon the automatic exercise of your exchange right.

o Nike, Inc. is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o We will apply to list the notes to trade under the proposed symbol "NEE.A" on the American Stock Exchange LLC.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.

                     -------------------------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                     -------------------------------------

                                           Price to     Agent's     Proceeds to
                                            Public    Commissions     Company
                                           --------   -----------   -----------
Per Note................................      %            %             %
Total...................................      $            $             $


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

Each note costs $1,000           We, Morgan Stanley, are offering our   %
                                 Exchangeable Notes due August 30, 2011, which you may exchange for shares of Class B common stock of Nike, Inc. beginning on May 30, 2004.
                                 The principal amount and issue price of each
                                 note is $1,000. We refer to Nike, Inc. as Nike, and we refer to the Class B shares of common stock of Nike as Nike Stock. If you hold the notes to maturity, which is August
                                 30, 2011, we will pay $1,000 per note to you, except that if the value of the Nike Stock underlying each note based on the closing price on the third trading day prior to maturity exceeds $1,000, we will deliver those shares to you. Please review carefully the section of this pricing supplement called
                                 "Description of Notes--Automatic Exercise of
                                 Exchange Right at Maturity" below.

    % interest on the            We will pay interest on the notes, at the rate
principal amount                 of   % per year on the $1,000 principal amount
                                 of each note, semi-annually on each August 30 and February 28, beginning August 30, 2004, provided that accrued but unpaid interest will not be paid upon any exchange or our call of the notes.

You may exchange each            Beginning May 30, 2004, you may exchange each
note for     shares of           note for a number of shares of Nike Stock
Nike Stock                       equal to the exchange ratio. The exchange
                                 ratio is         shares of Nike Stock per note,
                                 subject to adjustment for certain corporate events relating to Nike.

How to exchange your notes       When you exchange your notes, our affiliate
                                 Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Nike Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                                 To exchange a note on any day, you must
                                 instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                 o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                 o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                                 o deliver your note certificate to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                                 If you give us your Official Notice of
                                 Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                                 You must exchange at least 25 notes
                                 (equivalent to $25,000 in aggregate principal amount) at a time, provided that you may exchange any number of notes if you are exchanging all of the notes that you hold.

                                 You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of Nike Stock rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to you      At our option, on the third business day after
cash or Nike Stock if you        you fulfill all the conditions of your
elect to exchange your notes     exchange, we will either:

                                 o    deliver to you shares of Nike Stock, or

                                 o    pay to you the cash value of such shares.

                                 We will not pay any accrued but unpaid
                                 interest if you elect to exchange your notes.

On or after April 30, 2005,      We may call the notes for settlement on any
we may call the notes for        day, which we refer to as the call date, from
stock or the $1,000 call         and including April 30, 2005 to and including
price, depending on the          the maturity date. If we call the notes, you
price of Nike Stock              will not receive any accrued but unpaid
                                 interest on the call date.

                                 On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of Nike Stock underlying each note based on the closing price on such day. We refer to that closing value as parity. If parity is less than the $1,000 call price, then we will pay that call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, you will no longer be able to exercise your exchange right.

                                 If, however, parity as so determined is equal to or greater than the $1,000 call price, then we will instead deliver on the call date specified in our notice shares of Nike Stock at the exchange ratio. If on or after the date of our call notice Nike Stock becomes subject to trading restrictions that restrict our or any of our affiliates' abilities to deliver Nike Stock without registration, we will deliver the cash value of such shares, determined by the calculation agent on the third scheduled trading day prior to the call date. If parity on the last trading day prior to the date of our call notice is equal to or greater than the $1,000 call price, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                                 If we notify you that we are calling the notes for Nike Stock, or, at our subsequent election, the cash value of those shares, it is possible that the closing price of Nike Stock may be lower on the call date, or the date that we value the shares for the cash payment, than it was on the last trading day before the date of our call notice. As a result, it is possible that the value of the Nike Stock, or cash, as applicable, that you receive on the call date for each note may be less than the $1,000 call price and the principal amount of each note. Your continuing right to exercise your exchange right following our decision to call the notes for Nike Stock allows you to shorten the period during which you are exposed to the risk that the price of Nike Stock may decrease.

The exchange right will be       If you hold the notes to maturity, we will pay
automatically exercised at       $1,000 per note to you on the maturity date,
maturity                         provided that if parity on August 25, 2011 is
                                 equal to or greater than $1,000, then your right to exchange the notes for Nike Stock will be automatically exercised, and you will receive for each of your notes on the maturity date a number of shares of Nike Stock equal to the exchange ratio, or, at our election, the cash value of those shares, rather than $1,000 in cash. We will not pay any accrued but unpaid interest upon an automatic exchange of the notes.

The notes may become             Following certain corporate events relating to
exchangeable into the            Nike Stock, such as a stock-for-stock merger
common stock of companies        where Nike is not the surviving entity, you
other than Nike                  will be entitled to receive the common stock
                                 of a successor corporation to Nike upon an exchange or our call of the notes for shares of Nike Stock. Following certain other corporate events relating to Nike Stock, such as a merger event where holders of Nike Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Nike Stock, you will be entitled to receive the common stock of three companies in the same industry group as Nike in lieu of, or in addition to, Nike Stock, upon an exchange or our call of the notes for shares of Nike
                                 Stock. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of
                                 Notes--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your notes.

Nike Stock is currently          The closing price of Nike Stock on the New
$         per share              York Stock Exchange, Inc. on the date of this
                                 pricing supplement was $       . You can review
                                 the historical prices of Nike Stock in the section of this pricing supplement called
                                 "Description of Notes--Historical
                                 Information."

Tax treatment                    The notes will be treated as "contingent
                                 payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" and "United States Federal
                                 Taxation--Backup Withholding" in the
                                 accompanying prospectus supplement. If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."
                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

MS & Co. will be the             We have appointed our affiliate MS & Co. to
Calculation Agent                act as calculation agent for JPMorgan Chase
                                 Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Nike Stock that you receive if you exercise your exchange right, if your exchange right is automatically exercised or if we call the notes, and at our election, with respect to your exercise or the automatic exercise of your exchange right, calculate the cash value of those shares. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect
                                 Nike Stock and that we describe in the section of this pricing supplement called "Description of Notes--Antidilution Adjustments."

No affiliation with Nike         Nike is not an affiliate of ours and is not
                                 involved with this offering in any way. The notes are obligations of Morgan Stanley and not of Nike.

Where you can find more          The notes are senior notes issued as part of
information on the notes         our Series C medium-term note program. You can
                                 find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of Notes--Fixed
                                 Rate Notes" and "--Exchangeable Notes."

                                 Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than      These notes pay interest at the rate of   % of
interest on ordinary notes       the principal amount per year. This interest
                                 rate is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes, the notes are automatically exchanged or we call the notes, you will not receive any accrued but unpaid interest upon such exchange or call.

Secondary trading may be         There may be little or no secondary market for
limited                          the notes. Although we will apply to list the
                                 notes on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market price of the notes may    Several factors, many of which are beyond our
be influenced by many            control, will influence the value of the
unpredictable factors            notes, including:

                                 o    the closing price of Nike Stock

                                 o    the volatility (frequency and magnitude
                                      of changes in price) of Nike Stock

                                 o    geopolitical conditions and economic,
                                      financial, political, regulatory or
                                      judicial events that affect stock markets generally and which may affect the closing price of Nike Stock

                                 o    interest and yield rates in the market

                                 o    the dividend rate on Nike Stock

                                 o    the time remaining until (1) you can
                                      exchange your notes for Nike Stock, (2)
                                      we can call the notes (which can be on or after April 30, 2005) and (3) the notes mature

                                 o the scheduled reduction in the call prices and the call price in effect at the time

                                 o    our creditworthiness

                                 o the occurrence of certain events affecting Nike that may or may not require an adjustment to the exchange ratio

                                 These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the closing price of Nike Stock is at, below or not sufficiently above the price of Nike Stock at pricing.

                                 You cannot predict the future performance of Nike Stock based on its historical performance.

Following our call of the        In the event tht we call the noes for shares
notes, the price of Nike Stock of Nike Stock, or, at our subsequent election, may decline prior to the call the cash value of those shares, it is possible
date                             that the closing price of Nike Stock may be
                                 lower on the call date, or the date that we value the shares for the cash payment, than it was on the last trading day before the date of our call notice. As a result, it is possible that the value of the Nike Stock, or cash as applicable, that you receive on the call date for each note may be less than the $1,000 call price and the principal amount of each note.

Following our call of the        If, after we have notified you that we are
notes for shares of Nike         calling the notes for shares of Nike Stock,
Stock, we may deliver the        Nike Stock becomes subject to trading
cash value of such shares        restrictions that restrict our or any of our
                                 affiliates' abilities to deliver Nike Stock without registration, we will deliver to you on the call date the cash value of such shares of Nike Stock, determined by the calculation agent based on the closing price of Nike Stock on the third scheduled trading day prior to the call date, rather than shares of Nike
                                 Stock.

Morgan Stanley is not            Nike is not an affiliate of ours and is not
affiliated with Nike             involved with this offering in any way.
                                 Consequently, we have no ability to control the actions of Nike, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Nike has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Nike.

Morgan Stanley may engage in     We or our affiliates may presently or from
business with or involving       time to time engage in business with Nike
Nike without regard to your      without regard to your interests, including
interests                        extending loans to, or making equity
                                 investments in, Nike or providing advisory services to Nike, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Nike.
                                 Neither we nor any of our affiliates
                                 undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Nike. These research reports may or may not recommend that investors buy or hold Nike
                                 Stock.

You have no shareholder rights   Investing in the notes is not equivalent to
                                 investing in Nike Stock. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Nike Stock.

The notes may become             Following certain corporate events relating to
exchangeable into the common     Nike Stock, such as a merger event where
stock of companies other than    holders of Nike Stock would receive all or a
Nike                             substantial portion of their consideration in
                                 cash or a significant cash dividend or
                                 distribution of property with respect to Nike
                                 Stock, you will be entitled to receive the common stock of three companies in the same industry group as Nike in lieu of, or in addition to, Nike Stock, upon an exchange or our call of the notes for shares of Nike
                                 Stock. Following certain other corporate events, such as a stock-for-stock merger where
                                 Nike is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to Nike upon an exchange or our call of the notes for shares of Nike
                                 Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of
                                 Notes--Antidilution Adjustments." The
                                 occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Notes.

The antidilution                 MS & Co., as calculation agent, will adjust
adjustments the                  the exchange ratio for certain events
calculation agent is             affecting Nike Stock, such as stock splits and
required to make do not          stock dividends, and certain other corporate
cover every corporate            actions involving Nike, such as mergers.
event that could affect          However, the calculation agent will not make
Nike Stock                       an adjustment for every corporate event or
                                 every distribution that could affect Nike
                                 Stock. For example, the calculation agent is not required to make any adjustments if Nike or anyone else makes a partial tender offer or a partial exchange offer for Nike Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests of    Because the calculation agent, MS & Co., is
the calculation agent and its    our affiliate, the economic interests of the
affiliates may influence         calculation agent and its affiliates may be
determinations                   adverse to your interests as an investor in
                                 the notes. MS& Co. will calculate how many shares of Nike Stock or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events. Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the payment to you upon an exchange or call or at maturity of the notes. See the section of this pricing supplement called "Description of
                                 Notes--Antidilution Adjustments."

Hedging and trading activity     We expect that MS & Co. and other affiliates
by the calculation agent and     will carry out hedging activities related to
its affiliates could             the notes, including trading in Nike Stock as
potentially affect the value     well as in other instruments related to Nike
of the notes                     Stock. MS & Co. and some of our other
                                 subsidiaries also trade Nike Stock and other financial instruments related to Nike Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we offer the notes for initial sale to the public could potentially increase the price of Nike Stock and, therefore, the price at which Nike Stock must trade before the Nike Stock for which you may exchange each note will be worth as much as or more than the principal amount of each note.
                                 Additionally, such hedging or trading
                                 activities during the term of the notes could potentially affect the price of Nike Stock and, accordingly, the value of the Nike Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes. The notes will be
instruments for U.S. federal     treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S.
                                 taxable investor, you will be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation" and the sections called
                                 "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" and "United States Federal
                                 Taxation--Backup Withholding" in the
                                 accompanying prospectus supplement.

                                 If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000
principal amount of our   % Exchangeable Notes due August 30, 2011 (Exchangeable
for Shares of Class B Common Stock of Nike, Inc.). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......    $

Maturity Date...................    August 30, 2011

Specified Currency..............    U.S. dollars

Issue Price.....................    100%

Interest Rate...................        % per annum

Interest Payment Dates..........    Each August 30 and February 28,
                                    beginning August 30, 2004

Original Issue Date
(Settlement Date)...............                    , 2004

CUSIP Number....................    617446MN6

Minimum Denominations...........    $1,000

Distribution at Maturity........    On the Maturity Date, if the Notes have not
                                    been called, you will receive $1,000 in
                                    cash plus any accrued but unpaid interest in exchange for each Note as to which your exchange right has not been exercised
                                    (whether by a holder or upon automatic
                                    exercise). See "--Automatic Exercise of
                                    Exchange Right at Maturity" below.

Exchange Right..................    On any Exchange Date, you will be entitled,
                                    upon your

                                    o    completion and delivery to us and the
                                         Calculation Agent through your
                                         participant at The Depository Trust
                                         Company, which we refer to as DTC, of
                                         an Official Notice of Exchange (in the
                                         form of Annex A attached hereto) prior
                                         to 11:00 a.m. (New York City time) on
                                         such date and

                                    o    instruction to your broker or the
                                         participant through which you own your
                                         interest in the Notes to transfer your
                                         book entry interest in the Notes to
                                         the Trustee on our behalf on or before
                                         the Exchange Settlement Date (as
                                         defined below),

                                    to exchange each Note for a number of
                                    shares of Nike Stock equal to the Exchange
                                    Ratio, as adjusted for corporate events
                                    relating to Nike. See "--Antidilution
                                    Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the $1,000 cash Call Price as described under "--Morgan Stanley Call Right" below.

                                    Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of Nike Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                    Upon any such exchange, we may, at our sole option, either deliver such shares of Nike Stock or pay an amount in cash equal to the Exchange Ratio times the Closing Price (as defined below) of Nike Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Nike Stock. See "--Closing Price."

                                    We will, or will cause the Calculation
                                    Agent to, deliver such shares of Nike Stock or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee; provided that, upon the automatic exercise of the Exchange Right, the Exchange Settlement Date will be the Maturity Date.

                                    Since the Notes will be held only in book entry form, you may exercise your exchange right only by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Minimum Exchange................    If you exercise your Exchange Right, you
                                    must exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of Notes if you are exchanging all of your Notes.

Automatic Exercise of
Exchange Right at Maturity......    Notwithstanding the procedures described
                                    under "--Exchange Right" above, if (i)
                                    Parity on August 25, 2011 is equal to or greater than $1,000 and (ii) we have not given notice of our exercise of the Morgan Stanley Call Right on or prior to August 25, 2011, your Exchange Right will be automatically exercised on August 25, 2011, and such date or any other date on which the Exchange
                                    Right will be automatically exercised in accordance with this paragraph will be deemed an Exchange Date, even though you have not delivered an Official Notice of Exchange in respect of your Note or transferred your Note to the Trustee;
                                    provided that, if a Market Disruption Event occurs on August 25, 2011, Parity will be determined and, if applicable, your
                                    Exchange Right will be automatically
                                    exercised on the immediately succeeding
                                    Trading Day; provided further that, if a Market Disruption Event occurs on each scheduled Trading Day through and including the second scheduled Trading Day prior to the Maturity Date, Parity will be determined and, if applicable, your
                                    Exchange Right will be automatically
                                    exercised on such second scheduled Trading
                                    Day prior to the Maturity Date
                                    notwithstanding the occurrence of a Market
                                    Disruption Event on such day. In such
                                    event, the Closing Price used by the
                                    Calculation Agent to calculate Parity will be determined as provided under "--Closing
                                    Price" below.

                                    Upon automatic exercise of the Exchange
                                    Right, the Trustee will deliver shares of Nike Stock, or the cash value of those shares, to holders on the Maturity Date.

                                    You will not receive any accrued but unpaid interest on the Notes upon the automatic exercise of the Exchange Right.

Record Date.....................    The Record Date for each Interest Payment
                                    Date (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest
                                    Payment Date, whether or not that date is a Business Day.

No Fractional Shares............    If upon any exchange or call of the Notes
                                    we deliver shares of Nike Stock, we will pay cash in lieu of delivering any fractional share of Nike Stock in an amount equal to the corresponding fractional
                                    Closing Price of Nike Stock as determined by the Calculation Agent on the applicable
                                    Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Ratio..................             ,  subject to adjustment for
                                    certain corporate events relating to Nike.
                                    See "--Antidilution Adjustments" below.

Exchange Date...................    Any Trading Day on which you have duly
                                    completed and delivered to us and the
                                    Calculation Agent, as described under
                                    "--Exchange Right" above, an official
                                    notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next
                                    Trading Day; provided that such Trading Day falls during the period beginning May 30, 2004 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled
                                    Trading Day prior to the Maturity Date,
                                    (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the $1,000 Call Price as described under "--Morgan Stanley Call
                                    Right" below, the Morgan Stanley Notice
                                    Date.

Morgan Stanley Call Right ......    On or after April 30, 2005 to and including
                                    the Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into Nike Stock at the Exchange
                                    Ratio; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price of $1,000 per Note, we will pay the Call Price in cash on the Call Date. See "--Call Price" below. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call
                                    Price of $1,000 per Note), the Nike Stock or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Nike Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes following our exercise of the Morgan
                                    Stanley Call Right.

                                    Except in the case of a call for the cash
                                    Call Price of $1,000 per Note as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

Call Date.......................    The scheduled Trading Day on or after April
                                    30, 2005 or the Maturity Date (regardless of whether the Maturity Date is a scheduled
                                    Trading Day) as specified by us in our
                                    notice of mandatory exchange on which we will deliver shares of Nike Stock, cash equal to the Call Price of $1,000 per Note or, if applicable, the Subsequent Cash
                                    Payment to you for mandatory exchange.

Morgan Stanley Notice Date......    The scheduled Trading Day on which we issue
                                    our notice of mandatory exchange, which
                                    must be at least 30 but no more than 60
                                    days prior to the Call Date.

Parity..........................    With respect to any Trading Day, an amount
                                    equal to the Exchange Ratio on such Trading
                                    Day times the Closing Price of Nike Stock
                                    (and any other Exchange Property) on such Trading Day.

Call Price......................    $1,000 per Note

Subsequent Cash Payment.........    If we have called the Notes in accordance
                                    with the Morgan Stanley Call Right (other than a call for the cash Call Price of $1,000 per Note), and on or after the Morgan Stanley Notice Date Nike Stock becomes subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would restrict the ability of Morgan
                                    Stanley or any of its affiliates to deliver
                                    Nike Stock without registration, as
                                    determined by the Calculation Agent in its sole discretion, we will, in lieu of shares of Nike Stock equal to the Exchange Ratio, deliver on the Call Date the "Subsequent
                                    Cash Payment," which will be an amount of cash per Note equal to the value of the shares of Nike Stock that would have been deliverable per Note on the Call Date based on the Closing Price of Nike Stock and the Exchange Ratio, each determined by the Calculation Agent as of the third scheduled
                                    Trading Day prior to the Call Date.

                                    If we deliver the Subsequent Cash Payment following our exercise of the Morgan Stanley Call Right for the Notes in lieu of delivering Nike Stock, we will provide to the Trustee notice of our election on the second scheduled Trading Day prior to the Call Date. The Subsequent Cash Payment will be delivered to you on the Call Date set forth by us in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes with the Subsequent Cash Payment.

Closing Price...................    The Closing Price for one share of Nike
                                    Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                    o    if Nike Stock (or any such other
                                         security) is listed or admitted to
                                         trading on a national securities
                                         exchange, the last reported sale
                                         price, regular way, of the principal
                                         trading session on such day on the
                                         principal United States securities
                                         exchange registered under the
                                         Securities Exchange Act of 1934, as
                                         amended (the "Exchange Act"), on which
                                         Nike Stock (or any such other
                                         security) is listed or admitted to
                                         trading,

                                    o    if Nike Stock (or any such other
                                         security) is a security of the Nasdaq
                                         National Market (and provided that the
                                         Nasdaq National Market is not then a
                                         national securities exchange), the
                                         Nasdaq official closing price
                                         published by The Nasdaq Stock Market,
                                         Inc. on such day, or

                                    o    if Nike Stock (or any such other
                                         security) is not listed or admitted to
                                         trading on any national securities
                                         exchange or a security of the Nasdaq
                                         National Market but is included in the
                                         OTC Bulletin Board Service (the "OTC
                                         Bulletin Board") operated by the
                                         National Association of Securities
                                         Dealers, Inc. (the "NASD"), the last
                                         reported sale price of the principal
                                         trading session on the OTC Bulletin
                                         Board on such day.

                                    If Nike Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Nike Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Nike Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Nike Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Trading Day.....................    A day, as determined by the Calculation
                                    Agent, on which trading is generally
                                    conducted on the New York Stock Exchange,
                                    Inc. ("NYSE"), the AMEX, the Nasdaq
                                    National Market, the Chicago Mercantile
                                    Exchange and the Chicago Board of Options
                                    Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note...............    Book Entry. The Notes will be issued in the
                                    form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global
                                    Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
Subordinated Note...............    Senior

Trustee.........................    JPMorgan Chase Bank (formerly known as The
                                    Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes...............    MS & Co.

Calculation Agent...............    MS & Co.

                                    All determinations made by the Calculation
                                    Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                    Because the Calculation Agent is our
                                    affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments........    The Exchange Ratio will be adjusted as
                                    follows:

                                    1. If Nike Stock is subject to a stock
                                    split or reverse stock split, then once
                                    such split has become effective, the
                                    Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Nike Stock.

                                    2. If Nike Stock is subject (i) to a stock dividend (issuance of additional shares of Nike Stock) that is given ratably to all holders of shares of Nike Stock or (ii) to a distribution of Nike Stock as a result of the triggering of any provision of the corporate charter of Nike, then once the dividend has become effective and Nike Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Nike Stock and (ii) the prior Exchange Ratio.

                                    3. There will be no adjustments to the
                                    Exchange Ratio to reflect cash dividends or other distributions paid with respect to Nike Stock other than distributions described in paragraph 2 and clauses (i),
                                    (iv) and (v) of the first sentence of
                                    paragraph 4 and Extraordinary Dividends.
                                    "Extraordinary Dividend" means each of (a) the full amount per share of Nike Stock of any cash dividend or special dividend or distribution that is identified by Nike as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Nike as an extraordinary or special dividend or distribution) distributed per share of Nike Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Nike Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 5% of the Closing Price of Nike Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Nike Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and (c) the full cash value of any non-cash dividend or distribution per share of Nike Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Nike Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to Nike Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and Parity exceeds the principal amount per Note, upon our call of the Notes, the payment, upon an exchange or call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause 3(b) of paragraph 4 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Nike Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

                                    4. Any of the following shall constitute a Reorganization Event: (i) Nike Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Nike, (ii) Nike has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Nike completes a statutory exchange of securities with another corporation (other than pursuant to clause
                                    (ii) above), (iv) Nike is liquidated, (v)
                                    Nike issues to all of its shareholders
                                    equity securities of an issuer other than Nike (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) Nike Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Nike Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), upon any exchange or upon our call of the Notes for shares of Nike Stock, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                       (1) if Nike Stock continues to be
                                       outstanding, Nike Stock (if applicable,
                                       as reclassified upon the issuance of any tracking stock) at the Exchange Ratio in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (3)(a) below); and

                                       (2) for each Marketable Security
                                       received in such Reorganization Event
                                       (each a "New Stock"), including the
                                       issuance of any tracking stock or
                                       spinoff stock or the receipt of any
                                       stock received in exchange for Nike
                                       Stock where Nike is not the surviving
                                       entity, the number of shares of the New
                                       Stock received with respect to one share of Nike Stock multiplied by the Exchange Ratio for Nike Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause
                                       (3)(a) below); and

                                       (3) for any cash and any other property
                                       or securities other than Marketable
                                       Securities received in such
                                       Reorganization Event (the "Non-Stock
                                       Exchange Property"),

                                          (a) if the combined value of the
                                          amount of Non-Stock Exchange Property
                                          received per share of Nike Stock, as
                                          determined by the Calculation Agent
                                          in its sole discretion on the
                                          effective date of such Reorganization
                                          Event (the "Non-Stock Exchange
                                          Property Value"), by holders of Nike
                                          Stock is less than 25% of the Closing
                                          Price of Nike Stock on the Trading
                                          Day immediately prior to the
                                          effective date of such Reorganization
                                          Event, a number of shares of Nike
                                          Stock, if applicable, and of any New
                                          Stock received in connection with
                                          such Reorganization Event, if
                                          applicable, in proportion to the
                                          relative Closing Prices of Nike Stock
                                          and any such New Stock, and with an
                                          aggregate value equal to the
                                          Non-Stock Exchange Property Value
                                          multiplied by the Exchange Ratio in
                                          effect for Nike Stock on the Trading
                                          Day immediately prior to the
                                          effective date of such Reorganization
                                          Event, based on such Closing Prices,
                                          in each case as determined by the
                                          Calculation Agent in its sole
                                          discretion on the effective date of
                                          such Reorganization Event; and the
                                          number of such shares of Nike Stock
                                          or any New Stock determined in
                                          accordance with this clause (3)(a)
                                          will be added at the time of such
                                          adjustment to the Exchange Ratio in
                                          subparagraph (1) above and/or the New
                                          Stock Exchange Ratio in subparagraph
                                          (2) above, as applicable, or

                                          (b) if the Non-Stock Exchange
                                          Property Value is equal to or exceeds
                                          25% of the Closing Price of Nike
                                          Stock on the Trading Day immediately
                                          prior to the effective date relating
                                          to such Reorganization Event or, if
                                          Nike Stock is surrendered exclusively
                                          for Non-Stock Exchange Property (in
                                          each case, a "Reference Basket
                                          Event"), an initially equal-dollar
                                          weighted basket of three Reference
                                          Basket Stocks (as defined below) with
                                          an aggregate value on the effective
                                          date of such Reorganization Event
                                          equal to the Non-Stock Exchange
                                          Property Value multiplied by the
                                          Exchange Ratio in effect for Nike
                                          Stock on the Trading Day immediately
                                          prior to the effective date of such
                                          Reorganization Event. The "Reference
                                          Basket Stocks" will be the three
                                          stocks with the largest market
                                          capitalization among the stocks that
                                          then comprise the S&P 500 Index (or,
                                          if publication of such index is
                                          discontinued, any successor or
                                          substitute index selected by the
                                          Calculation Agent in its sole
                                          discretion) with the same primary
                                          Standard Industrial Classification
                                          Code ("SIC Code") as Nike; provided,
                                          however, that a Reference Basket
                                          Stock will not include any stock that
                                          is subject to a trading restriction
                                          under the trading restriction
                                          policies of Morgan Stanley or any of
                                          its affiliates that would materially
                                          limit the ability of Morgan Stanley
                                          or any of its affiliates to hedge the
                                          Notes with respect to such stock (a
                                          "Hedging Restriction"); provided
                                          further that, if three Reference
                                          Basket Stocks cannot be identified
                                          from the S&P 500 Index by primary SIC
                                          Code for which a Hedging Restriction
                                          does not exist, the remaining
                                          Reference Basket Stock(s) will be
                                          selected by the Calculation Agent
                                          from the largest market
                                          capitalization stock(s) within the
                                          same Division and Major Group
                                          classification (as defined by the
                                          Office of Management and Budget) as
                                          the primary SIC Code for Nike. Each
                                          Reference Basket Stock will be
                                          assigned a Basket Stock Exchange
                                          Ratio equal to the number of shares
                                          of such Reference Basket Stock with a
                                          Closing Price on the effective date
                                          of such Reorganization Event equal to
                                          the product of (a) the Non-Stock
                                          Exchange Property Value, (b) the
                                          Exchange Ratio in effect for Nike
                                          Stock on the Trading Day immediately
                                          prior to the effective date of such
                                          Reorganization Event and (c)
                                          0.3333333.

                                    Following the allocation of any
                                    Extraordinary Dividend to Reference Basket
                                    Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, Parity on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                    (i)  if applicable, the Closing Price of
                                         Nike Stock times the Exchange Ratio
                                         then in effect; and

                                   (ii)  if applicable, for each New Stock, the
                                         Closing Price of such New Stock times
                                         the New Stock Exchange Ratio then in
                                         effect for such New Stock; and

                                  (iii)  if applicable, for each Reference
                                         Basket Stock, the Closing Price of
                                         such Reference Basket Stock times the
                                         Basket Stock Exchange Ratio then in
                                         effect for such Reference Basket
                                         Stock.

                                    In each case, the applicable Exchange Ratio
                                    (including for this purpose, any New Stock
                                    Exchange Ratio or Basket Stock Exchange
                                    Ratio) will be determined, as applicable, upon any exchange, call or at maturity of the Notes.

                                    5. No adjustments to the Exchange Ratio
                                    will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of Nike Stock, including, without limitation, a partial tender or exchange offer for Nike Stock.

                                                    *    *    *

                                    For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                    Following the occurrence of any
                                    Reorganization Event referred to in
                                    paragraphs 3 or 4 above, (i) references to "Nike Stock" under "--No Fractional Shares," "--Closing Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Nike Stock" shall be deemed to refer to the Exchange Property into which the Notes are thereafter exchangeable and references to a "share" or "shares" of Nike Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 4 hereof.

                                    No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                    The Calculation Agent shall be solely
                                    responsible for the determination and
                                    calculation of any adjustments to the
                                    Exchange Ratio and of any related
                                    determinations and calculations with
                                    respect to any distributions of stock,
                                    other securities or other
                                    property or assets (including cash) in
                                    connection with any corporate event
                                    described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                    The Calculation Agent will provide
                                    information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

                                    If you exercise your Exchange Right and we elect to deliver Nike Stock or if we call the Notes for Nike Stock, the Calculation Agent will continue to make such adjustments until, but not beyond, the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event.........    "Market Disruption Event" means, with
                                    respect to Nike Stock:

                                       (i) a suspension, absence or material
                                       limitation of trading of Nike Stock on
                                       the primary market for Nike Stock for
                                       more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Nike Stock as a result of which the reported trading prices for Nike Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Nike Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                       (ii)a determination by the Calculation
                                       Agent in its sole discretion that any
                                       event described in clause (i) above
                                       materially interfered with the ability
                                       of Morgan Stanley or any of its
                                       affiliates to unwind or adjust all or a
                                       material portion of the hedge with
                                       respect to the Notes.

                                    For purposes of determining whether a
                                    Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Nike Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Nike Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Nike Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation Case of
an Event of Default.............    In case an event of default with respect to
                                    the Notes shall have occurred and be
                                    continuing, the amount declared due and
                                    payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest
                                    Rate to but not including the date of
                                    acceleration; provided that, if (x) an
                                    investor in a Note has submitted an
                                    Official Notice of Exchange to us in
                                    accordance with the Exchange Right or (y) we have called the Notes, other than a call for the $1,000 Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Exchange
                                    Ratio times the Closing Price of Nike Stock
                                    (and any other Exchange Property),
                                    determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that, if we have called the Notes for the $1,000 Call Price, in accordance with the Morgan Stanley Call
                                    Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to such Call
                                    Price and shall not include any accrued and unpaid interest. See "--Call Price" above.

Nike Stock;
Public Information..............    Nike, Inc.'s principal business activity
                                    involves the design, development and
                                    worldwide marketing of footwear, apparel, equipment, and accessory products. Nike
                                    Stock is registered under the Exchange Act.
                                    Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
                                    Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
                                    Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                    Washington, D.C. 20549, at prescribed
                                    rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the

                                    Commission by Nike pursuant to the Exchange
                                    Act can be located by reference to
                                    Commission file number 1-10635. In
                                    addition, information regarding Nike may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                    This pricing supplement relates only to the Notes offered hereby and does not relate to Nike Stock or other securities of Nike. We have derived all disclosures contained in this pricing supplement regarding Nike from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Nike. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Nike is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Nike Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Nike could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                    Neither we nor any of our affiliates makes any representation to you as to the performance of Nike Stock.

                                    We and/or our affiliates may presently or from time to time engage in business with Nike, including extending loans to, or making equity investments in, Nike or providing advisory services to Nike, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Nike, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Nike, and these reports may or may not recommend that investors buy or hold Nike Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Nike as in your judgment is appropriate to make an informed decision with respect to an investment in Nike Stock.

Historical Information..........    The following table sets forth the
                                    published high and low Closing Prices of Nike Stock during 2001, 2002, 2003 and during 2004 through March 26, 2004. The
                                    Closing Price of Nike Stock on March 26,
                                    2004 was $76.25. We obtained the Closing
                                    Prices and
                                    other information listed below from
                                    Bloomberg Financial Markets without
                                    independent verification. You should not take the historical prices of Nike Stock as an indication of future performance. We cannot give any assurance that the price of Nike Stock will increase sufficiently so that you will receive an amount in excess of the principal amount on any Exchange
                                    Date or Call Date.

                                         Nike Stock     High    Low    Dividends
                                         ----------     ----    ---    ---------
                                    (CUSIP 654106103)
                                    2001
                                    First Quarter.....$ 59.44  $ 36.30   $  .12
                                    Second Quarter....  45.09    36.95      .12
                                    Third Quarter.....  51.28    41.13      .12
                                    Fourth Quarter....  57.10    46.76      .12
                                    2002
                                    First Quarter.....  63.99    54.70      .12
                                    Second Quarter....  58.87    49.08      .12
                                    Third Quarter.....  56.76    40.95      .12
                                    Fourth Quarter....  47.45    39.32      .14
                                    2003
                                    First Quarter.....  53.30    42.40      .14
                                    Second Quarter....  56.93    50.80      .14
                                    Third Quarter.....  61.50    49.70      .14
                                    Fourth Quarter....  68.46    61.19      .20
                                    2004
                                    First Quarter
                                     (through
                                     March 26, 2004)..  76.87    67.49      .20

                                    We make no representation as to the amount of dividends, if any, that Nike will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on Nike Stock.

Use of Proceeds and Hedging.....    The net proceeds we receive from the sale
                                    of the Notes will be used for general
                                    corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                    On or prior to the day we offer the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in Nike Stock, in options contracts on Nike Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of Nike Stock and, therefore, the price at which Nike Stock must trade before you would receive an amount of Nike Stock worth as much as or more than the principal amount of the Notes on any Exchange Date or Call Date or upon an automatic exchange at maturity. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Nike Stock, options contracts on Nike Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Nike Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

Supplemental Information
Concerning Plan of
Distribution....................    Under the terms and subject to conditions
                                    contained in the U.S. distribution
                                    agreement referred to in the prospectus
                                    supplement under "Plan of Distribution,"
                                    the Agent, acting as principal for its own
                                    account, has agreed to purchase, and we
                                    have agreed to sell, the principal amount
                                    of Notes set forth on the cover of this
                                    pricing supplement. The Agent proposes
                                    initially to offer the Notes directly to
                                    the public at the public offering price set
                                    forth on the cover page of this pricing
                                    supplement plus accrued interest, if any,
                                    from the Original Issue Date. The Agent may
                                    allow a concession not in excess of   % of
                                    the principal amount of the Notes to other
                                    dealers, which may include Morgan Stanley &
                                    Co. International Limited and Bank Morgan
                                    Stanley AG. We expect to deliver the Notes
                                    against payment therefor in New York, New
                                    York on           , 2004. After the initial
                                    offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                    In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Nike Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Nike Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                    General

                                    No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                    The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it
                                    (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                    Brazil

                                    The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                    Chile

                                    The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                    Hong Kong

                                    The Notes may not be offered or sold in
                                    Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the

                                    Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                    Mexico

                                    The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                    Singapore

                                    This pricing supplement and the
                                    accompanying prospectus supplement and
                                    prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

ERISA Matters for
Pension Plans and
Insurance Companies.............    Each fiduciary of a pension, profit-sharing
                                    or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                    In addition, we and certain of our
                                    subsidiaries and affiliates, including MS &
                                    Co. and Morgan Stanley DW Inc. (formerly
                                    Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                    The U.S. Department of Labor has issued
                                    five prohibited transaction class
                                    exemptions ("PTCEs") that may provide
                                    exemptive relief for direct or indirect
                                    prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                    Because we may be considered a party in
                                    interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either
                                    (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                    Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                    Certain plans that are not subject to
                                    ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                    In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning Nike

                                    Stock upon call or exchange of the Notes
                                    (other than in the case of a call of the Notes for the $1,000 Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
Income Taxation.................    The following summary is based on the
                                    opinion of Davis Polk & Wardwell, our
                                    special tax counsel, and is a general
                                    discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S.
                                    federal income taxation that may be
                                    relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                    o    certain financial institutions;
                                    o    tax-exempt organizations;
                                    o    dealers and certain traders in
                                         securities or foreign currencies;
                                    o    investors holding a Note as part of a
                                         hedging transaction, straddle,
                                         conversion or other integrated
                                         transaction;
                                    o    U.S. Holders, as defined below, whose
                                         functional currency is not the U.S.
                                         dollar;
                                    o    partnerships;
                                    o    nonresident alien individuals who have
                                         lost their United States citizenship
                                         or who have ceased to be taxed as
                                         United States resident aliens;
                                    o    corporations that are treated as
                                         foreign personal holding companies,
                                         controlled foreign corporations or
                                         passive foreign investment companies;
                                    o    Non-U.S. Holders, as defined below,
                                         that are owned or controlled by
                                         persons subject to U.S. federal income
                                         tax;
                                    o    Non-U.S. Holders for whom income or
                                         gain in respect of a Note is
                                         effectively connected with a trade or
                                         business in the United States;
                                    o    Non-U.S. Holders who are individuals
                                         having a "tax home" (as defined in
                                         Section 911(d)(3) of the Code) in the
                                         United States; and
                                    o    Non-U.S. Holders that hold, or will
                                         hold, actually or constructively, more
                                         than 5% of the Notes or more than 5%
                                         of Nike Stock.

                                    If you are considering purchasing the
                                    Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                    U.S. Holders

                                    This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                    o    a citizen or resident of the United
                                         States;
                                    o    a corporation created or organized in
                                         or under the laws of the United Sates
                                         or of any political subdivision
                                         thereof; or
                                    o    an estate or trust the income of which
                                         is subject to U.S. federal income
                                         taxation regardless of its source.

                                    The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Optionally
                                    Exchangeable Notes" and "United States
                                    Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income and withholding tax consequences of ownership and disposition of a contingent payment debt instrument.

                                    In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange (including on the exercise of the Morgan Stanley Call Right), or at maturity, of the Notes will generally be treated as ordinary income. Further, U.S. Holders will not be required to recognize gain or loss with respect to the Notes on the occurrence of a Reorganization Event.

                                    The rate of accrual of OID on the Notes is
                                    the yield at which we would issue a fixed
                                    rate debt instrument with terms similar to
                                    those of the Notes or the applicable
                                    federal rate, whichever is greater (our
                                    "comparable yield"), and is determined at
                                    the time of the issuance of the Notes. We
                                    have determined that the "comparable yield"
                                    is an annual rate of   % compounded
                                    semi-annually. Based on our determination
                                    of the comparable yield, the "projected
                                    payment schedule" for a Note (assuming an
                                    issue price of $1,000) consists of the
                                    semi-annual coupons and an additional
                                    amount equal to $        due at maturity.

                                    The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period

                                    (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each six-month period (other than the initial and last periods) ending on August 31 and February 28 of each year, based upon our determination of the comparable yield and the projected payment schedule:


                                                                                TOTAL OID
                                                                              DEEMED TO HAVE
                                                                               ACCRUED PER
                                                             OID DEEMED TO      NOTE FROM
                                                            ACCRUE PER NOTE   ORIGINAL ISSUE
                                                              DURING EACH     DATE AS OF END
                                          PERIOD                 PERIOD       OF THE PERIOD
                                          ------            ---------------   --------------
                           Original Issue Date through
                             August 31, 2004...........
                           September 1, 2004 through
                             February 28, 2005.........
                           March 1, 2005 through August
                              31, 2005..................
                           September 1, 2005 through
                             February 28, 2006.........
                           March 1, 2006 through August
                             31, 2006..................
                           September 1, 2006 through
                             February 28, 2007.........
                           March 1, 2007 through August
                             31, 2007..................
                           September 1, 2007 through
                             February 29, 2008.........
                           March 1, 2008 through August
                             31, 2008..................
                           September 1, 2008 through
                             February 28, 2009.........
                           March 1, 2009 through August
                             31, 2009..................
                           September 1, 2009 through
                             February 28, 2010.........
                           March 1, 2010 through August
                             31, 2010..................
                           September 1, 2010 through
                             February 28, 2011.........
                           March 1, 2011 through August
                             30, 2011..................

                                    The comparable yield and the projected
                                    payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                    Non-U.S. Holders

                                    This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                    o    a nonresident alien individual;
                                    o    a foreign corporation; or
                                    o    a foreign trust or estate.

                                    Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                    o    such Non-U.S. Holder does not own,
                                         actually or constructively, 10% or
                                         more of the total combined voting
                                         power of all classes of stock of
                                         Morgan Stanley entitled to vote and is
                                         not a bank receiving interest
                                         described in Section 881(c)(3)(A) of
                                         the Code;
                                    o    the certification required by Section
                                         871(h) or Section 881(c) of the Code
                                         has been provided with respect to the
                                         Non-U.S. Holder, as discussed below;
                                         and
                                    o    Nike Stock will continue to be
                                         regularly traded on an established
                                         securities market (as defined in the
                                         applicable Treasury regulations).

                                    Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                    Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                    o    subject to U.S. federal withholding
                                         tax without regard to the W-8BEN
                                         certification requirement described
                                         above, not taking into account an
                                         elimination of such U.S. federal
                                         withholding tax due to the application
                                         of an income tax treaty; or
                                    o    effectively connected to the conduct
                                         by the holder of a trade or business
                                         in the United States.

                                    Information Reporting and Backup
                                    Withholding. Information returns may be
                                    filed with the U.S. Internal Revenue
                                    Service (the "IRS") in connection with the semi-annual payments on a Note as well as in connection with the payment at maturity or proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                         ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                              Dated:  [On or after May 30, 2004]

Morgan Stanley                            Morgan Stanley & Co. Incorporated, as
1585 Broadway                                Calculation Agent
New York, New York 10036                  1585 Broadway
                                          New York, New York 10036
                                          Fax No.: (212) 761-0674
                                          (Attn: Meghan Maloney)
Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior Fixed Rate Notes, % Exchangeable Notes due August 30, 2011 (Exchangeable for Shares of Class B Common Stock of Nike, Inc.) of Morgan Stanley (CUSIP No. 617446MN6 (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after May 30, 2004 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to August 30, 2011, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the $1,000 Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in
Pricing Supplement No. 53 dated         , 2004 (the "Pricing Supplement") to the
Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan
Stanley will deliver, at its sole option, shares of common stock of Nike, Inc. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date and (iii) the principal amount of Notes to be exchanged pursuant to this notice is equal to or greater than $25,000, unless the Notes identified for exchange hereby constitute the undersigned's entire holding of Notes.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.

                                      Very truly yours,


                                      -----------------------------------------
                                      [Name of Holder]

                                      By:
                                         --------------------------------------
                                         [Title]

                                      -----------------------------------------
                                      [Fax No.]
                                      $
                                       ----------------------------------------
                                      Principal Amount of Notes to be
                                      surrendered for exchange


Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
   ---------------------------------------
   Title:

Date and time of acknowledgment
                                -----------------------------
Accrued interest, if any, due upon surrender of the Notes
for exchange: $
               -----------------------------------